Exhibit 99.1

TIME WARNER CABLE REPORTS

2015 THIRD-QUARTER RESULTS

Record Q3 Subscriber Performance, Including

Best Ever Q3 Customer Relationship Net Additions

Aggressive Operating and Capital Investments Continued to

Drive Dramatic Improvements in Customer Service and Operating Performance

Accelerating Revenue Growth of 3.6%

***

NEW YORK, October 29, 2015 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its third quarter ended September 30, 2015.

Time Warner Cable Chairman and CEO Rob Marcus said: “I’m very excited about the operating momentum reflected in our third-quarter results. Subscriber growth was the strongest in years; revenue growth accelerated; and we continued to make significant investments in our network, equipment, products and customer service. Our ongoing transformation is a testament to the strength of our operating plan and the commitment of our entire team – all 55,000 employees – who work tirelessly every day to make Time Warner Cable an even better company.”

SELECTED CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share data;	3rd Quarter				Year-to-Date 9/30
unaudited)			Change				Change
	2015	2014	$	%	2015	2014	$	%
Revenue	$5,922	$5,714	$208	3.6%	$17,625	$17,022	$603	3.5%
Adjusted OIBDA(a)	$1,980	$2,054	$(74)	(3.6%)	$6,006	$6,088	$(82)	(1.3%)
Operating Income(b)	$1,001	$1,151	$(150)	(13.0%)	$3,114	$3,406	$(292)	(8.6%)
Diluted EPS(c)	$1.53	$1.76	$(0.23)	(13.1%)	$4.74	$5.22	$(0.48)	(9.2%)
Adjusted Diluted EPS(a)	$1.62	$1.86	$(0.24)	(12.9%)	$4.81	$5.53	$(0.72)	(13.0%)
Cash provided by operating activities(b)	$1,500	$1,448	$52	3.6%	$4,706	$4,540	$166	3.7%
Capital expenditures	$1,103	$1,105	$(2)	(0.2%)	$3,500	$3,179	$321	10.1%
Free Cash Flow(a)(b)	$441	$368	$73	19.8%	$1,288	$1,456	$(168)	(11.5%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow and below for reconciliations.
(b)	Operating Income is reduced by merger-related and restructuring costs of $44 million and $46 million for the third quarters of 2015 and 2014, respectively, and $152 million and $187 million for the nine months ended September 30, 2015 and 2014, respectively. Cash provided by operating activities and Free Cash Flow are reduced by merger-related and restructuring payments of $24 million and $22 million for the third quarters of 2015 and 2014, respectively, and $155 million and $109 million for the nine months ended September 30, 2015 and 2014, respectively.
(c)	Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

HIGHLIGHTS

Financial Highlights

•	Third-quarter 2015 revenue grew 3.6% year over year with Business Services revenue up 15.5% and Residential Services revenue up 2.6%.
•	Third-quarter Adjusted OIBDA was nearly $2.0 billion – a 3.6% decrease year over year as a result of continued aggressive investments, as well as higher programming costs and pension expense. Excluding the $28 million increase in pension expense, Adjusted OIBDA declined 2.2%.
•	Higher depreciation expense from “TWC Maxx” and other investments also reduced third-quarter Operating Income to $1.0 billion.

Operational Highlights

•	Record third-quarter residential subscriber performance:
¡	Residential video net declines of 7,000 – best third quarter since 2006
¡	Residential high-speed data net additions of 232,000 – best third quarter since 2006
¡	Residential voice net additions of 237,000 – best third quarter since 2007
¡	Residential triple play net additions of 218,000 – best third quarter since 2007
¡	Residential customer relationship net additions of 147,000 – best third quarter ever and first positive third-quarter net additions since 2008
•	Capital expenditures of $3.5 billion for the first nine months of 2015 reflect customer relationship growth, as well as the Company’s continued accelerated investment in “TWC Maxx,” improved customer experience and network expansion.
¡	TWC Maxx, including “all digital” conversion and Internet speeds of up to 300 Mbps, was completed in Austin in mid-April, Kansas City in August and Dallas in October and is well underway in Raleigh, San Antonio, Charlotte and Hawaii. Also, the rollout of TWC Maxx has recently begun in Wilmington and Greensboro and will begin in San Diego in the fourth quarter.
¡	TWC continued to upgrade customer premise equipment to improve its customers’ experience. In the first nine months of 2015, TWC deployed 8.3 million new set-top boxes, digital adapters and advanced modems in customers’ homes.
¡	During the first nine months of 2015, TWC further grew its serviceable Business Services opportunity by adding 50,000 commercial buildings to its network.
•	Investments in network reliability and customer care continued to contribute to meaningful year-over-year residential operational improvements in the third quarter.
¡	11% decrease in care calls per customer relationship.
¡	16% reduction in repair-related truck rolls per customer relationship.
¡	98% on-time percentage for customer appointments within the Company’s industry-leading one-hour appointment arrival window.
¡	11% improvement in first-visit problem resolution.

CONSOLIDATED REVENUE AND PROFITABILITY RESULTS

Revenue for the third quarter of 2015 increased 3.6% year over year as a result of revenue growth at the Residential Services and Business Services segments, partially offset by a decline in advertising revenue at the Other Operations segment.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the third quarter of 2015 decreased 3.6% driven by a 7.7% year-over-year increase in operating expenses, partially offset by revenue growth.

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Operating costs and expenses:
Programming and content	$1,461	$1,326	$135	10.2%	$4,369	$3,976	$393	9.9%
Sales and marketing	608	556	52	9.4%	1,763	1,655	108	6.5%
Technical operations	437	401	36	9.0%	1,242	1,143	99	8.7%
Customer care	224	210	14	6.7%	674	622	52	8.4%
Other operating	1,212	1,167	45	3.9%	3,571	3,538	33	0.9%

Total operating costs and expenses	$3,942	$3,660	$282	7.7%	$11,619	$10,934	$685	6.3%

The increase in operating expenses was primarily due to higher programming, employee, maintenance and content costs, partially offset by a decline in bad debt expense. The increase in employee costs reflects the Company’s continued investments in sales and marketing, technical operations and customer care initiatives and a $28 million increase in pension expense. The increase in content costs was driven by higher content costs at SportsNet LA, a regional sports network carrying the Los Angeles Dodgers’ baseball games and other sports programming.

Operating Income for the third quarter of 2015 decreased 13.0% primarily due to higher depreciation expense and lower Adjusted OIBDA. Merger-related costs for the third quarters of 2015 and 2014 were $41 million and $48 million, respectively, and restructuring costs were $3 million and a net $2 million reversal, respectively.

DETAILED SEGMENT RESULTS

Residential Services

Selected Residential Services Financial Results

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Revenue:
Video	$2,453	$2,497	$(44)	(1.8%)	$7,436	$7,538	$(102)	(1.4%)
High-speed data	1,772	1,620	152	9.4%	5,210	4,784	426	8.9%
Voice	483	476	7	1.5%	1,434	1,462	(28)	(1.9%)
Other	27	22	5	22.7%	75	61	14	23.0%

Total revenue	$4,735	$4,615	$120	2.6%	$14,155	$13,845	$310	2.2%

Adjusted OIBDA(a)	$2,087	$2,126	$(39)	(1.8%)	$6,315	$6,450	$(135)	(2.1%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Residential Services revenue increased as a result of growth in high-speed data and voice revenue, partially offset by a decrease in video revenue.

•	The increase in residential high-speed data revenue was the result of growth in high-speed data subscribers, as well as an increase in average revenue per subscriber primarily due to increases in prices and equipment rental charges and a greater percentage of subscribers purchasing higher-priced tiers of service.
•	Residential voice revenue increased due to growth in voice subscribers offset, in part, by lower average revenue per subscriber.
•	Residential video revenue decreased due to a year-over-year decline in video subscribers, as well as a decrease in average revenue per subscriber primarily the result of lower programming tier and transactional video-on-demand revenue, partially offset by growth in video equipment rental and premium network revenue.

Residential Services Adjusted OIBDA decreased driven by a 6.4% increase in operating costs, partially offset by the increase in revenue discussed above. The increase in operating costs resulted from higher programming, sales and marketing, technical operations and customer care costs. Employee costs (which are included in each category, as applicable) were impacted by a $14 million increase in pension expense.

•	Programming costs (which include intercompany expense from the Other Operations segment for programming costs associated with the Company’s Los Angeles Lakers’ regional sports networks, local sports, news and lifestyle channels and SportsNet LA) grew 7.5% to $1.4 billion primarily due to an increase in average monthly programming costs per video subscriber, partially offset by a year-over-year decline in video subscribers. Average monthly programming costs per residential video subscriber grew 8.9% year over year to $42.43 for the third quarter of 2015, primarily driven by contractual rate increases.
•	Sales and marketing costs increased 8.8% to $408 million primarily due to increased sales-related employee costs as a result of higher compensation costs per employee and increased headcount related to the Company’s subscriber growth initiatives.
•	Technical operations costs were up 7.7% to $390 million primarily due to higher headcount and increased maintenance costs, reflecting subscriber growth, as well as the Company’s continued investments to improve the customer experience.

•	Customer care costs increased 5.7% to $186 million primarily due to higher compensation costs per employee and increased headcount, reflecting subscriber growth, as well as the Company’s continued investments to improve the customer experience.
•	Other operating costs decreased 2.2% to $181 million primarily due to lower bad debt expense, partially offset by increases in a number of other categories.

Residential Services Subscriber Metrics

(in thousands)	6/30/2015	Net Additions (Declines)	9/30/2015
Video	10,774	(7)	10,767
High-speed data	12,162	232	12,394
Voice	5,856	237	6,093

Single play	5,659	50	5,709
Double play	4,236	(121)	4,115
Triple play	4,887	218	5,105

Customer relationships	14,782	147	14,929

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Business Services

Selected Business Services Financial Results

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Revenue:
Video	$97	$93	$4	4.3%	$286	$272	$14	5.1%
High-speed data	412	343	69	20.1%	1,179	980	199	20.3%
Voice	153	132	21	15.9%	442	373	69	18.5%
Wholesale transport	122	105	17	16.2%	363	303	60	19.8%
Other	52	51	1	2.0%	150	155	(5)	(3.2%)

Total revenue	$836	$724	$112	15.5%	$2,420	$2,083	$337	16.2%

Adjusted OIBDA(a)	$506	$442	$64	14.5%	$1,465	$1,253	$212	16.9%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Business Services revenue growth was primarily due to increases in high-speed data and voice subscribers and growth in wholesale transport revenue (including cell tower backhaul revenue).

The increase in Adjusted OIBDA was driven by growth in revenue, partially offset by a 17.0% increase in operating costs and expenses, primarily due to increased headcount and higher compensation costs per employee (including a $5 million increase in pension expense) as well as growth in programming and marketing costs.

Business Services Subscriber Metrics

(in thousands)	6/30/2015	Net Additions	9/30/2015
Video	208	2	210
High-speed data	608	14	622
Voice	349	14	363

Single play	352	4	356
Double play	285	10	295
Triple play	81	2	83

Customer relationships	718	16	734

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Other Operations

Selected Other Operations Financial Results

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Revenue:
Advertising	$251	$276	$(25)	(9.1%)	$744	$795	$(51)	(6.4%)
Other	166	162	4	2.5%	502	479	23	4.8%

Total revenue	$417	$438	$(21)	(4.8%)	$1,246	$1,274	$(28)	(2.2%)

Adjusted OIBDA(a)	$150	$198	$(48)	(24.2%)	$455	$544	$(89)	(16.4%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Advertising revenue decreased primarily due to lower political advertising revenue, which was $5 million in the third quarter of 2015 compared to $26 million in the third quarter of 2014.

Other revenue increased primarily due to affiliate fees from the Residential Services segment.

The decrease in Adjusted OIBDA was driven by an 11.3% increase in operating costs and expenses, primarily related to higher content costs associated with SportsNet LA. Employee costs were impacted by a $2 million increase in pension expense.

Shared Functions

Operating costs associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not directly attributable to a reportable segment increased 7.2% to $763 million for the third quarter of 2015, primarily driven by higher compensation costs per employee (including a $7 million increase in pension expense) and increased maintenance and insurance expense.

CONSOLIDATED NET INCOME

Net Income Attributable to TWC Shareholders was $437 million, or $1.53 per basic and diluted common share, for the third quarter of 2015 compared to $499 million, or $1.77 per basic common share and $1.76 per diluted common share, for the third quarter of 2014.

Net income attributable to TWC shareholders decreased primarily due to a decrease in Operating Income, partially offset by a decrease in income tax provision.

Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude certain items affecting the comparability of TWC’s results for 2015 and 2014 detailed in Note 2 to the accompanying consolidated financial statements, were $464 million and $1.62, respectively, for the third quarter of 2015 compared to $527 million and $1.86, respectively, for the third quarter of 2014.

(in millions, except per share data;	3rd Quarter				Year-to-Date 9/30
unaudited)			Change				Change
	2015	2014	$	%	2015	2014	$	%
Net income attributable to TWC shareholders	$437	$499	$(62)	(12.4%)	$1,358	$1,477	$(119)	(8.1%)
Adjusted net income attributable to TWC shareholders(a)	$464	$527	$(63)	(12.0%)	$1,378	$1,566	$(188)	(12.0%)

Net income per common share attributable to TWC common shareholders:
Basic	$1.53	$1.77	$(0.24)	(13.6%)	$4.76	$5.25	$(0.49)	(9.3%)
Diluted	$1.53	$1.76	$(0.23)	(13.1%)	$4.74	$5.22	$(0.48)	(9.2%)
Adjusted Diluted EPS(a)	$1.62	$1.86	$(0.24)	(12.9%)	$4.81	$5.53	$(0.72)	(13.0%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

SELECTED BALANCE SHEET AND CASH FLOW INFORMATION

Free Cash Flow for the first nine months of 2015 was $1.3 billion compared to $1.5 billion in the first nine months of 2014, due mainly to an increase in capital expenditures, partially offset by an increase in cash provided by operating activities. Capital Expenditures, which totaled $3.5 billion for the first nine months of 2015, increased due to customer relationship growth, as well as the Company’s investments (including TWC Maxx) to improve network reliability, upgrade older customer premise equipment and expand its network to additional residences, commercial buildings and cell towers. Cash Provided by Operating Activities for the first nine months of 2015 was $4.7 billion, a 3.7% increase from the first nine months of 2014. This increase was primarily driven by a change in working capital requirements and lower net interest and net income tax payments, partially offset by a decrease in Adjusted OIBDA.

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Adjusted OIBDA(a)	$1,980	$2,054	$(74)	(3.6%)	$6,006	$6,088	$(82)	(1.3%)
Net interest payments	(440)	(442)	2	(0.5%)	(1,137)	(1,187)	50	(4.2%)
Net income tax payments	(229)	(191)	(38)	19.9%	(264)	(286)	22	(7.7%)
All other, net, including working capital changes(b)	189	27	162	NM	101	(75)	176	NM

Cash provided by operating activities(b)	1,500	1,448	52	3.6%	4,706	4,540	166	3.7%
Add:
Income tax payments on gain on settlement of Verizon Wireless agency agreement	45	—	45	NM	45	—	45	NM
Excess tax benefit from exercise of stock options	11	32	(21)	(65.6%)	85	131	(46)	(35.1%)
Less:
Capital expenditures	(1,103)	(1,105)	2	(0.2%)	(3,500)	(3,179)	(321)	10.1%
Cash paid for other intangible assets	(10)	(7)	(3)	42.9%	(41)	(31)	(10)	32.3%
Other	(2)	—	(2)	NM	(7)	(5)	(2)	40.0%

Free Cash Flow(a)(b)	$441	$368	$73	19.8%	$1,288	$1,456	$(168)	(11.5%)

NM—Not meaningful.

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA and Free Cash Flow.
(b)	All other, net, including working capital changes includes merger-related and restructuring payments of $24 million and $22 million for the third quarters of 2015 and 2014, respectively, and $155 million and $109 million for the nine months ended September 30, 2015 and 2014, respectively, which reduced cash provided by operating activities and Free Cash Flow for the respective periods.

Net Debt, which totaled $22.2 billion as of September 30, 2015, decreased from December 31, 2014 as Free Cash Flow and the proceeds from the settlement of certain terms of an agency agreement with Verizon Wireless more than offset the cash used for dividends.

(in millions; unaudited)	9/30/2015	12/31/2014
Long-term debt	$22,689	$22,701
Debt due within one year	6	1,017

Total debt	22,695	23,718
Cash and equivalents	(485)	(707)

Net debt(a)	$22,210	$23,011

(a)	Net debt is defined as total debt less cash and equivalents.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 4 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting 16 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising sales arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, October 29, 2015. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc., including its proposed merger with Charter Communications, Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Bobby Amirshahi (212) 364-8292	Tom Robey (212) 364-8218
Eric Mangan (212) 364-8297

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30, 2015	December 31, 2014
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$485	$707
Receivables, less allowances of $124 million and $109 million as of September 30, 2015 and December 31, 2014, respectively	935	949
Deferred income tax assets	219	269
Other current assets	250	391

Total current assets	1,889	2,316
Investments	68	64
Property, plant and equipment, net	16,746	15,990
Intangible assets subject to amortization, net	462	523
Intangible assets not subject to amortization	26,014	26,012
Goodwill	3,139	3,137
Other assets	403	459

Total assets	$48,721	$48,501

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$482	$567
Deferred revenue and subscriber-related liabilities	214	198
Accrued programming and content expense	960	902
Current maturities of long-term debt	6	1,017
Other current liabilities	2,101	1,813

Total current liabilities	3,763	4,497
Long-term debt	22,689	22,701
Deferred income tax liabilities, net	12,688	12,560
Other liabilities	832	726
TWC shareholders’ equity:
Common stock, $0.01 par value, 283.2 million and 280.8 million shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	3	3
Additional paid-in capital	7,431	7,172
Retained earnings	1,656	1,162
Accumulated other comprehensive loss, net	(345)	(324)

Total TWC shareholders’ equity	8,745	8,013
Noncontrolling interests	4	4

Total equity	8,749	8,017

Total liabilities and equity	$48,721	$48,501

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions, except per share data)
Revenue	$5,922	$5,714	$17,625	$17,022
Costs and expenses:
Programming and content	1,461	1,326	4,369	3,976
Sales and marketing	608	556	1,763	1,655
Technical operations	437	401	1,242	1,143
Customer care	224	210	674	622
Other operating	1,212	1,167	3,571	3,538
Depreciation	901	824	2,638	2,394
Amortization	34	33	102	101
Merger-related and restructuring costs	44	46	152	187

Total costs and expenses	4,921	4,563	14,511	13,616

Operating Income	1,001	1,151	3,114	3,406
Interest expense	(351)	(353)	(1,049)	(1,066)
Other income, net	10	5	147	28

Income before income taxes	660	803	2,212	2,368
Income tax provision	(223)	(304)	(854)	(891)

Net income	437	499	1,358	1,477
Less: Net income attributable to noncontrolling interests	—	—	—	—

Net income attributable to TWC shareholders	$437	$499	$1,358	$1,477

Net income per common share attributable to TWC common shareholders:
Basic	$1.53	$1.77	$4.76	$5.25

Diluted	$1.53	$1.76	$4.74	$5.22

Weighted-average common shares outstanding:
Basic	283.0	279.8	282.4	278.8

Diluted	286.3	283.5	285.7	282.5

Cash dividends declared per share of common stock	$0.75	$0.75	$3.00	$2.25

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(in millions)
OPERATING ACTIVITIES
Net income	$1,358	$1,477
Adjustments for noncash and nonoperating items:
Depreciation	2,638	2,394
Amortization	102	101
Income from equity-method investments, net of cash distributions	(9)	(19)
Pretax gain on settlement of Verizon Wireless agency agreement	(120)	—
Deferred income taxes	190	185
Equity-based compensation expense	119	138
Excess tax benefit from equity-based compensation	(85)	(131)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	45	20
Accounts payable and other liabilities	418	317
Other changes	50	58

Cash provided by operating activities	4,706	4,540

INVESTING ACTIVITIES
Capital expenditures	(3,500)	(3,179)
Acquisition of intangible assets	(41)	(31)
Other investing activities	135	38

Cash used by investing activities	(3,406)	(3,172)

FINANCING ACTIVITIES
Short-term borrowings (repayments), net	(507)	1,027
Repayments of long-term debt	(500)	(1,750)
Dividends paid	(648)	(642)
Repurchases of common stock	—	(259)
Proceeds from exercise of stock options	121	199
Excess tax benefit from equity-based compensation	85	131
Taxes paid in cash in lieu of shares issued for equity-based compensation	(67)	(74)
Other financing activities	(6)	1

Cash used by financing activities	(1,522)	(1,367)

Increase (decrease) in cash and equivalents	(222)	1
Cash and equivalents at beginning of period	707	525

Cash and equivalents at end of period	$485	$526

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	MERGER-RELATED TRANSACTIONS

Charter Merger

On May 23, 2015, Time Warner Cable Inc. (“TWC” or the “Company”) entered into an Agreement and Plan of Mergers (the “Charter Merger Agreement”) with Charter Communications, Inc. (“Charter”) and certain of its subsidiaries, pursuant to which the parties will engage in a series of transactions (the “Charter merger”) that will result in the Company and Charter becoming 100% owned subsidiaries of a new public parent company (“New Charter”), on the terms and subject to the conditions set forth in the Charter Merger Agreement.

Upon the consummation of the Charter merger, each share of TWC common stock (other than treasury shares held by the Company and TWC stock held by the Liberty Parties (as defined below)) will be converted into the right to receive, at the option of each stockholder, either (i) $100 in cash and shares of New Charter Class A common stock equivalent to 0.5409 shares of Charter Class A common stock (“Charter common stock”) or (ii) $115 in cash and shares of New Charter Class A common stock equivalent to 0.4562 shares of Charter common stock. Upon the consummation of the Charter merger, subject to certain exceptions, each share of TWC common stock held by Liberty Broadband Corporation or Liberty Interactive Corporation (together, the “Liberty Parties”) will convert only into the right to receive shares of New Charter Class A common stock.

On September 21, 2015, the Company’s stockholders approved the adoption of the Charter Merger Agreement, and Charter’s stockholders approved, among other things, the adoption of the Charter Merger Agreement and the issuance of New Charter Class A common stock to TWC stockholders in the Charter merger. The Charter merger is subject to regulatory approvals and certain other closing conditions.

Bright House Networks Transaction

On May 23, 2015, Charter and Advance/Newhouse Partnership (“A/N”) and certain of their affiliates amended an agreement the parties had signed on March 31, 2015 (the “Bright House Networks Agreement”). Under the amended Bright House Networks Agreement, Charter will acquire Bright House Networks, LLC (“Bright House Networks”), subject to, among other conditions, the closing of the Charter merger. Bright House Networks is a 100% owned subsidiary of a partnership (“TWE-A/N”) between A/N and Time Warner Cable Enterprises LLC (“TWCE”), a subsidiary of TWC. The closing of Charter’s acquisition of Bright House Networks is expected to occur concurrently with the closing of the Charter merger. However, the closing of the Charter merger is not conditioned on the closing of the Bright House Networks transaction.

In the Charter Merger Agreement, the Company and TWCE agreed to irrevocably and unconditionally waive their “right of first offer” to acquire the assets of Bright House Networks during the pendency of the Charter merger. This waiver will expire if the Charter Merger Agreement is terminated in accordance with its terms, provided that the Company or any of its Affiliates (as defined in the Charter Merger Agreement) does not, within nine months following such a termination, enter into an agreement or understanding in respect of, or consummate, an alternative acquisition transaction.

Termination of Comcast Merger

On April 24, 2015, Comcast Corporation (“Comcast”) and the Company terminated their February 12, 2014 Agreement and Plan of Merger, under which the Company had agreed, on the terms and subject to the conditions set forth therein, to merge with and into a 100% owned subsidiary of Comcast.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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2.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of TWC’s results for the three and nine months ended September 30, 2015 and 2014:

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
3rd Quarter 2015:
As reported	$1,936	$(935)	$1,001	$(341)	$(223)	$437	$1.53
Year-over-year change, as reported:
$	$(72)	$(78)	$(150)	$7	$81	$(62)	$(0.23)
%	(3.6%)	9.1%	(13.0%)	(2.0%)	(26.6%)	(12.4%)	(13.1%)
Items affecting comparability:
Merger-related and restructuring costs	44	—	44	—	(17)	27	0.09

As adjusted	$1,980	$(935)	$1,045	$(341)	$(240)	$464	$1.62
Year-over-year change, as adjusted:
$	$(74)	$(78)	$(152)	$7	$82	$(63)	$(0.24)
%	(3.6%)	9.1%	(12.7%)	(2.0%)	(25.5%)	(12.0%)	(12.9%)

3rd Quarter 2014:
As reported	$2,008	$(857)	$1,151	$(348)	$(304)	$499	$1.76
Items affecting comparability:
Merger-related and restructuring costs	46	—	46	—	(18)	28	0.10

As adjusted	$2,054	$(857)	$1,197	$(348)	$(322)	$527	$1.86

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders. Diluted EPS reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
Year-to-Date 9/30/2015:
As reported	$5,854	$(2,740)	$3,114	$(902)	$(854)	$1,358	$4.74
Year-over-year change, as reported:
$	$(47)	$(245)	$(292)	$136	$37	$(119)	$(0.48)
%	(0.8%)	9.8%	(8.6%)	(13.1%)	(4.2%)	(8.1%)	(9.2%)
Items affecting comparability:
Merger-related and restructuring costs	152	—	152	—	(59)	93	0.33
Gain on settlement of Verizon Wireless agency agreement(b)	—	—	—	(120)	47	(73)	(0.26)

As adjusted	$6,006	$(2,740)	$3,266	$(1,022)	$(866)	$1,378	$4.81
Year-over-year change, as adjusted:
$	$(82)	$(245)	$(327)	$17	$122	$(188)	$(0.72)
%	(1.3%)	9.8%	(9.1%)	(1.6%)	(12.3%)	(12.0%)	(13.0%)

Year-to-Date 9/30/2014:
As reported	$5,901	$(2,495)	$3,406	$(1,038)	$(891)	$1,477	$5.22
Items affecting comparability:
Merger-related and restructuring costs	187	—	187	—	(73)	114	0.40
Gain on equity award reimbursement obligation to Time Warner(c)	—	—	—	(1)	—	(1)	—
Impact of certain state and local tax matters(d)	—	—	—	—	(24)	(24)	(0.09)

As adjusted	$6,088	$(2,495)	$3,593	$(1,039)	$(988)	$1,566	$5.53

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(b)	In 2011, in conjunction with SpectrumCo, LLC’s (a joint venture between TWC, Comcast and Bright House Networks) entry into an agreement to sell its advanced wireless spectrum licenses to Cellco Partnership (doing business as Verizon Wireless), TWC and Verizon Wireless entered into agency agreements that allowed TWC to sell Verizon Wireless-branded wireless service, and Verizon Wireless to sell TWC services. Amount represents the settlement of certain terms of the agency agreements in the second quarter of 2015.
(c)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC was obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amount represents the change in the reimbursement obligation, which fluctuated primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value were recorded in other income (expense), net, in the period of change.
(d)	Amount represents the impact of the passage of the New York State budget during the first quarter of 2014 that, in part, lowers the New York State business tax rate beginning in 2016.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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3.	RECONCILIATION OF ADJUSTED OIBDA TO OPERATING INCOME AND OTHER SEGMENT INFORMATION

Consolidated information for the three and nine months ended September 30, 2015 and 2014 is as follows:

(in millions)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Adjusted OIBDA(a)	$1,980	$2,054	$(74)	(3.6%)	$6,006	$6,088	$(82)	(1.3%)
Adjusted OIBDA margin(b)	33.4%	35.9%			34.1%	35.8%
Merger-related and restructuring costs	(44)	(46)	2	(4.3%)	(152)	(187)	35	(18.7%)

OIBDA(a)	1,936	2,008	(72)	(3.6%)	5,854	5,901	(47)	(0.8%)
Depreciation	(901)	(824)	(77)	9.3%	(2,638)	(2,394)	(244)	10.2%
Amortization	(34)	(33)	(1)	3.0%	(102)	(101)	(1)	1.0%

Operating Income	$1,001	$1,151	$(150)	(13.0%)	$3,114	$3,406	$(292)	(8.6%)

(a)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenue.

The Company classifies its operations into the following reportable segments:

•    Residential Services, which principally consists of video, high-speed data and voice services provided to residential customers as well as other residential services, including security and home management services.

•    Business Services, which principally consists of data, video and voice services provided to business customers as well as other business services, including enterprise-class, cloud-enabled hosting, managed applications and services.

•    Other Operations, which principally consists of (i) Time Warner Cable Media (“TWC Media”), the advertising sales arm of TWC, (ii) TWC-owned and/or operated regional sports networks (“RSNs”) and local sports, news and lifestyle channels (e.g., Time Warner Cable News NY1) and (iii) other operating revenue and costs, including those derived from A/N and home shopping network-related services. The business units reflected in the Other Operations segment individually do not meet the thresholds to be reported as separate reportable segments.

In addition to the above reportable segments, the Company has shared functions (referred to as “Shared Functions”) that include activities not attributable to a specific reportable segment. Shared Functions consists of operating costs and expenses associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not attributable to a reportable segment. As such, the reportable segment results reflect how management views such segments in assessing financial performance and allocating resources and are not necessarily indicative of the results of operations that each segment would have achieved had they operated as stand-alone entities during the periods presented.

In evaluating the profitability of the Company’s segments, the components of net income (loss) below OIBDA, as defined below, are not separately evaluated by management at the segment level. Due to the nature of the Company’s operations, a majority of its assets, including its distribution systems, are utilized across the Company’s operations and are not segregated by segment. In addition, segment assets are not reported to, or used by, management to allocate resources or assess the performance of the Company’s segments. Accordingly, the Company has not disclosed asset information by segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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Segment information for the three and nine months ended September 30, 2015 and 2014 is as follows:

(in millions)	3rd Quarter 2015
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$4,735	$836	$417	$—	$(66)	$5,922
Operating costs and expenses	(2,648)	(330)	(267)	(763)	66	(3,942)

Adjusted OIBDA(b)	2,087	506	150	(763)	—	1,980
Merger-related and restructuring costs	—	—	—	(44)	—	(44)

OIBDA(b)	$2,087	$506	$150	$(807)	$—	1,936

Depreciation						(901)
Amortization						(34)

Operating Income						$1,001

(a) All revenue included in Intersegment Eliminations is associated with the Other Operations segment. (b) Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

(in millions)	3rd Quarter 2014
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$4,615	$724	$438	$—	$(63)	$5,714
Operating costs and expenses	(2,489)	(282)	(240)	(712)	63	(3,660)

Adjusted OIBDA(b)	2,126	442	198	(712)	—	2,054
Merger-related and restructuring costs	—	—	—	(46)	—	(46)

OIBDA(b)	$2,126	$442	$198	$(758)	$—	2,008

Depreciation						(824)
Amortization						(33)

Operating Income						$1,151

(a) All revenue included in Intersegment Eliminations is associated with the Other Operations segment. (b) Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

(in millions)	Year-to-Date 9/30/2015
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$14,155	$2,420	$1,246	$—	$(196)	$17,625
Operating costs and expenses	(7,840)	(955)	(791)	(2,229)	196	(11,619)

Adjusted OIBDA(b)	6,315	1,465	455	(2,229)	—	6,006
Merger-related and restructuring costs	—	—	—	(152)	—	(152)

OIBDA(b)	$6,315	$1,465	$455	$(2,381)	$—	5,854

Depreciation						(2,638)
Amortization						(102)

Operating Income						$3,114

(a) All revenue included in Intersegment Eliminations is associated with the Other Operations segment. (b) Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions)	Year-to-Date 9/30/2014
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$13,845	$2,083	$1,274	$—	$(180)	$17,022
Operating costs and expenses	(7,395)	(830)	(730)	(2,159)	180	(10,934)

Adjusted OIBDA(b)	6,450	1,253	544	(2,159)	—	6,088
Merger-related and restructuring costs	—	—	—	(187)	—	(187)

OIBDA(b)	$6,450	$1,253	$544	$(2,346)	$—	5,901

Depreciation						(2,394)
Amortization						(101)

Operating Income						$3,406

(a)	All revenue included in Intersegment Eliminations is associated with the Other Operations segment.
(b)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

Intersegment Eliminations relates to the programming provided to the Residential Services and Business Services segments by the RSNs and local sports, news and lifestyle channels. These services are reflected as programming expense for the Residential Services and Business Services segments and as revenue for the Other Operations segment.

4.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its consolidated and segment performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; and merger-related and restructuring costs.

•	Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; and certain changes to income tax provision; as well as the impact of taxes on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the Company’s consolidated and segment performance because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as income tax provision, other income (expense), net, and interest expense). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Management also uses these measures to allocate resources and capital to the segments. Adjusted OIBDA is also a significant performance measure used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for such limitations, management evaluates performance through Free Cash Flow, which reflects capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA does not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA and Adjusted OIBDA also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.